-----    The Paper Magic Group, Inc.
PAPER    P.O. Box 977
MAGIC    Scranton, PA 18501
GROUP
-----    Phone 717 o 961 o 3883



                                                    June 3, 1999

Mr. Steven Cohen
45 Club Pointe Drive
White Plains, NY

Dear Mr. Cohen:

On behalf of our parent, CSS Industries, Inc. ("CSS"). I am pleased to offer you the CSS position of Vice President-Licensing. You will be reporting to me and
you are to commence employment effective no later than         . Your initial
responsibilities will include licensing activities for all CSS companies except for the Halloween season for the time period from date of hire through January 2000, at which time your duties will be re-evaluated. You will be compensated at a bi-weekly base salary (subject to withholding and other applicable deductions) of $8,461.54 annualized at $220,000. Assuming you are an active employee of CSS on March 15, 2000, you will receive a $50,000 bonus (subject to withholding and other applicable deductions) in lieu of any bonus entitlement for fiscal year 1999. Your payroll and benefits will be administered through The Paper Magic Group, Inc.

In the position of Vice President-Licensing, you will be eligible to participate in the CSS Bonus Plan starting with the fiscal year ending December 31, 2000. Your target bonus is 50% of base salary. During the period of your employment you will receive a car allowance of $575 per month.

In addition, I will recommend to the Human Resources Committee of the Board of Directors of CSS Industries, Inc. to grant you options to acquire shares of CSS Industries, Inc. common stock according to the CSS Industries, Inc. 1994 Equity Compensation Plan.

The following conditions apply to your employment:

     1. Your performance will be reviewed annually and any increase in salary, if warranted, will be determined in December of each year. You will be eligible for review and salary increase consideration (pro-rated), if warranted, commencing in December 1999 and in each December thereafter during the course of your employment.

     2. Paper Magic provides certain fringe benefits to its employees as detailed in written materials which are being sent under separate cover. These benefits may be modified and specific elements may be terminated from time to time in Paper Magic's sole and unfettered discretion. Note that your employee medical insurance coverage will start the first of the month after your date of hire.

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     3. On the date you commence full time employment with CSS, you will be expected to deliver to me executed copies of the enclosed certifications.

     4. Please understand that your employment with CSS shall at all times be on a strictly "at-will" basis and may be terminated by either of us at any time and for any reason in the exercise of our respective discretion. Your signature on this letter where noted below and its return will indicate your acknowledgment that your employment is "at-will" and is in accordance with those conditions herein summarized.

Please confirm the correctness of this understanding and your agreement thereto by executing the enclosed counterpart of this letter where noted below and returning this counterpart to me by June 8, 1999.


                                      Sincerely,
                                      The Paper Magic Group, Inc.


                                      By: /s/ John Pinti
                                          -------------------------------------
                                          John Pinti
                                          President and Chief Executive Officer


Acknowledged to and acknowledged as correct:



/s/ Steven Cohen                         June 4, 1999
----------------                         -----------------
Steven Cohen                             Date of Signature







---------------------
Start Date



Enclosures:  Memo regarding Confidential and Proprietary Information
             Memo regarding Conflict of Interest and Code of Business Ethics Memo regarding Removal of Company Files
             Memo regarding Use of Company E-Mail



cc:    Jack Farber
       David J.M. Erskine




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